Riley Permian Announces Credit Facility Extension and Increase in Borrowing Base

OKLAHOMA CITY, May 2, 2022 /PRNewswire/ -- Riley Exploration Permian, Inc. (NYSE American: REPX) ("Riley Permian", the "Company", "we" or "our"), announced that last week it completed an amendment to its senior secured revolving credit facility ("Credit Facility").

Credit Facility Amendment Highlights:
a.Extended the facility maturity from September 2023 to April 2026
b.Increased the borrowing base by 14% from $175 million to $200 million
c.Rebalanced allocations among six lenders in the syndicate
d.Relaxed minimum hedging requirements to allow for more discretionary hedging decisions when the Company is less levered

As of April 29, 2022, the Company had $63MM drawn on the credit facility with $137MM of availability.

The amended Credit Facility now includes hedging requirements that are based on both facility utilization as well as the Company’s leverage ratio, reducing minimum thresholds required when utilization and leverage are reduced. At the current level, the Company is required to have in place commodity hedges covering 25% of forecasted PDP production volumes for a period of 24 months forward, down from a requirement of 50% of forecasted PDP volumes under the prior Credit Facility agreement.

The management team and board of directors of Riley Permian extend their gratitude to the banking syndicate partners for their continued support.

About Riley Exploration Permian, Inc.
Riley Permian is a growth-oriented, independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas, and natural gas liquids. For more information please visit www.rileypermian.com.

Investor Contact:
Rick D’ Angelo
405-438-0126
IR@rileypermian.com